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                                                                    EXHIBIT 11.1

                                   IL FORNAIO

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                          AND COMMON SHARE EQUIVALENT
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

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
                                                        1994                    1995                    1996
                                                 -------------------     -------------------     -------------------
                                                              FULLY                   FULLY                   FULLY
                                                 PRIMARY     DILUTED     PRIMARY     DILUTED     PRIMARY     DILUTED
                                                 -------     -------     -------     -------     -------     -------
Net income.....................................  $ 1,915     $ 1,915     $ 4,504     $ 4,504     $ 1,453     $ 1,453
Adjustments to net income:
  Interest expense reduction net of 38% tax
    rate.......................................                                                       25          25
  Interest income net of 38% tax rate..........                                                       54          54
                                                                                                  ------      ------

Net income -- as adjusted:.....................    1,915       1,915       4,504       4,504       1,532       1,532

Weighted average common stock outstanding......    4,437       4,437       4,452       4,452       4,495       4,495
Common stock equivalents.......................       30          40           8          47         344         344
Weighted average common stock and common stock
  equivalents..................................    4,467       4,477       4,460       4,499       4,839       4,839

Net income per common stock and common stock
  equivalent:..................................  $  0.43     $  0.43     $  1.01     $  1.00     $  0.32     $  0.32

Calculation of common stock equivalents:
  Options to purchase common stock.............      201         201         709         709         666         666
  Common stock assumed purchased with potential
    proceeds...................................     (171)       (161)       (701)       (662)       (322)       (322)
                                                  ------      ------      ------      ------      ------      ------
  Common stock equivalents.....................       30          40           8          47         344         344
                                                  ======      ======      ======      ======      ======      ======

Calculation of common stock assumed purchased
  with potential proceeds:
  Potential proceeds from exercise of options
    to purchase common stock...................  $   641     $   641     $ 2,978     $ 2,978     $ 1,530     $ 1,610
  Common stock price used under the treasury
    stock method...............................     3.75        4.00        4.25        4.50        4.75        5.00
  Common stock assumed purchased with potential
    proceeds...................................  $   171     $   161     $   701     $   662     $   322     $   322
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